PROSPECTUS
3,000,000 Shares of Common Stock, $.01 Par Value
Filed Pursuant to Rule 424(b)(3)
Registration No.: 333-155293
CMS ENERGY CORPORATION
STOCK PURCHASE PLAN

     We are pleased to offer the CMS Energy Corporation Stock Purchase Plan as amended and restated (hereinafter referred to as the “Stock Purchase Plan” or “Plan”), a direct stock purchase plan designed to provide investors with a convenient way to purchase shares of CMS Energy Corporation common stock (“CMS common stock”) and to reinvest any common stock dividends paid by CMS Energy Corporation (“CMS Energy”) for the purchase of additional shares. Stock can be purchased and any dividends paid can be reinvested with no commissions or service charges. The Plan replaces and assumes, by amendment and restatement, the CMS Energy Corporation Stock Purchase Plan, as previously amended and restated effective November 12, 2008.
     Some of the key features of the Plan are:
•	Enroll in the Plan at no charge with an initial investment of at least $250 per account. (This $250 minimum will be waived if you enroll in Automatic Investment for at least $50 for five months.) The maximum total amount that you may invest in any calendar year is $250,000.

•	Through automatic investments deducted from your bank account of at least $25 per transaction, you can increase your investment in CMS common stock on an ongoing basis with no brokerage charges.

•	Automatically reinvest 10% (the “Minimum Dividend Reinvestment Requirement”) or more of any common stock dividends paid by CMS Energy on shares held in the Plan toward the purchase of additional shares of CMS common stock at no charge.

•	Directly deposit into your checking or savings account any common stock dividends not being reinvested, putting your money to work immediately and saving you a trip to the bank.

•	Have your CMS common stock certificates held in safekeeping at no charge.

•	Give CMS common stock to others. (Gift acknowledgment forms are available.)

•	Sell shares of CMS common stock directly through the Plan with a minimal brokerage commission.

•	Periodically purchase additional CMS common stock with no commissions or service charges.
     CMS common stock is listed on the New York Stock Exchange under the symbol “CMS”.

Investing in CMS common stock involves risks. See “Risk Factors” on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
     This prospectus relates to all shares acquired by participants under the Plan. Shares available under the Plan will be shares purchased on the open market by an independent agent selected by us or newly issued shares. All shares acquired by participants under the Plan are registered for sale pursuant to a registration statement that we filed with the Securities and Exchange Commission.
The date of this prospectus is December 1, 2010

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell CMS common stock pursuant to the Plan. All CMS common stock sold under the Plan will be sold under that registration statement.
     This prospectus provides you with a general description of the Plan. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. Please carefully read this prospectus, together with the registration statement, the exhibits thereto and the additional information regarding us, our business and the risks we face in our business and operations referred to in “Where You Can Find More Information,” before making an investment decision.
     You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

DESCRIPTION OF THE STOCK PURCHASE PLAN
Purpose
     The purpose of the Stock Purchase Plan is to provide a convenient, no-cost way to invest in CMS common stock and to reinvest any common stock dividends paid by CMS Energy.
Administration
     We administer the Plan through our Investor Services Department. As Plan Administrator, Investor Services acts as transfer agent, keeps records, sends statements and performs other duties related to the Plan. We have the right to change the Plan Administrator.
     You can contact the Plan Administrator as follows.

Written Inquiries:	CMS Energy
Investor Services
One Energy Plaza
Jackson, MI 49201

E-mail Inquiries:	invest@cmsenergy.com

Telephone Inquiries:	517.788.1868

Fax Inquiries:	517.788.1859

Requests for Enrollment Packages:	517.788.1868

Web Site:	www.cmsenergy.com/shareholder
(Secure Web forms are available on this
Web site.)

Enroll Online:	Click on “Shareholder Services” at www.cmsenergy.com
     An agent, independent of us, makes the market purchases and sales of CMS common stock for the Plan.
Eligibility
     Anyone, whether or not a holder of CMS common stock, may be eligible to participate in the Plan by following the enrollment procedures.
Enrollment
     If you are already a holder of CMS common stock with shares registered in your name, you can enroll in the Plan by completing and returning the Stock Purchase Plan Authorization form along with any other required documents. If you are not currently a registered shareholder of CMS common stock, you can enroll in the Plan by completing and returning the Stock Purchase Plan Authorization form with an initial investment of at least $250 per account. (This $250 minimum will be waived if you enroll in Automatic Investment for at least $50 per month for five months.) You can also enroll online using our secure Web forms at www.cmsenergy.com/shareholder. The maximum total amount that you may invest in any calendar year is $250,000. To obtain authorization forms and other material, please refer to the back cover of this document.
Reports
     You will receive a statement of account whenever there is activity in your account or at least annually. You should retain these statements to establish the cost basis for income tax and other purposes. You will also receive communications sent to all other shareholders, such as annual reports and proxy statements.

Dividends
     As of the date of this prospectus, CMS Energy is paying a common stock dividend. All CMS common stock held in the Plan shall be subject to the Minimum Dividend Reinvestment Requirement under which at least ten percent of all CMS common stock dividends paid on CMS common stock held in the Plan must be automatically reinvested. In addition to the Minimum Dividend Reinvestment Requirement, you can reinvest some or all of any common stock dividends to purchase additional shares of CMS common stock. If you prefer, your dividends that are not reinvested can be directly deposited into your bank account or paid to you via check. No fees will be charged for any of these options. Unless you select a different option, we will reinvest all common stock dividends paid. Common stock dividend payment dates will be declared by our board of directors when and if deemed appropriate.
Automatic Investment
     You can make your initial investment or purchase additional shares of CMS common stock through automatic deductions from an account at a bank or other financial institution that is a member of the National Automated Clearing House Association. Initial investments must be either a one-time deduction of at least $250 (these will be invested on the next weekly investment date) or ongoing monthly deductions of at least $50 for five months (these monthly investments will continue until cancelled by you). To purchase additional shares, the minimum investment amount is $25 per transaction. You choose the frequency of the investment (semimonthly or monthly). The funds are transferred from your checking or savings account on the banking day prior to the investment date(s) you choose. You can enroll in Automatic Investment using the appropriate section of the Stock Purchase Plan Authorization form, by completing and returning an Automatic Investment Authorization form or using our secure Web forms on our Web site. There is no charge for this Automatic Investment service. Automatic Investment authorization and cancellation require a ten-day written notice. To request Automatic Investment forms, please refer to the back cover of this document.
Additional Investments
     You can make investments by sending a check or money order to the Plan Administrator at any time. Please do not send cash or third party checks. The check or money order should be payable in U.S. dollars to CMS Stock Plan, should be for at least $25 and must be received by noon on the day of investment. Include the bottom portion of your Stock Purchase Plan Statement of Account or reference your account number on your check. Please mail to the address indicated on the back cover of this document. There is no commission or other charge for this service. You may invest a maximum total amount of $250,000 in a calendar year.
Investment Dates and Prices
     Investment purchases are on the following schedule:
•	As soon as practicable after any CMS common stock dividend payment date;

•	On the first and 16th day of each month or as soon as practicable thereafter; or

•	At least weekly, generally on Wednesday
     No interest will be paid on amounts received but not yet invested. Shares of CMS common stock purchased will be either newly issued shares or, at our discretion, will be purchased in the open market (New York Stock Exchange) by the Plan’s independent agent. Neither CMS Energy nor the Plan participants will have the authority to direct or control how or when the independent agent purchases shares of CMS common stock. We will credit newly issued shares of CMS common stock to your account at the average of the high and low sale prices of CMS common stock as reported on the New York Stock Exchange Composite Tape for the trading day preceding the purchase date. We will credit shares of CMS common stock purchased in the open market to your account at the actual weighted average price per share incurred. You will not pay brokerage commissions for the shares purchased.
Sale of Shares
     You can request the sale of some or all of your CMS common stock by completing the appropriate section of the form included on your account statement and returning it to the Plan Administrator. Sale requests can also be submitted via our Web site (subject to the below guidelines). The Administrator will forward the sale instructions to the independent agent for sale. Sales will generally be made weekly. The independent agent will sell your shares, together with the shares of other Plan participants, in the open market, and the price will be the weighted average of all shares included in the sale.
     We will pay to you by check the proceeds from the sale of your shares, less a nominal brokerage fee (as of the date of this prospectus, approximately $.05 per share). Checks are made payable as your account is registered. Requests to change the payee require “Medallion Guaranteed” signatures of all owners, guaranteed by a financial institution participating in the Medallion Guarantee program. Medallion Guaranteed signatures also are required on all sale requests that are likely to exceed a market value of $5,000. We cannot accept instructions to sell your shares on a specific day, at a specific price, in a specific manner, or equal to a specific dollar value. You determine and indicate the number of shares to be sold. To obtain sale request forms, please refer to the back cover of this document.
Certificate Safekeeping
     Shares of CMS common stock that you purchase through the Plan are held in your account in book-entry form. If you have certificates for CMS common stock held in the Plan, you can deposit these certificates with us for safekeeping. All safekeeping shares are held in your account in book-entry form. This no-cost option saves you the trouble of keeping certificates and avoids the nuisance and expense of replacing certificates that become lost, destroyed, or stolen.
Issuance of Stock Certificates
     You can obtain certificates for some or all of the full shares in your account at no cost by completing the appropriate section of the form included on your account statement and returning it to the Plan Administrator. You can also request a stock certificate on our Web site or by contacting us in writing as indicated on the back cover of this document.
Gifts and Transfers of Shares
     You can transfer ownership of some or all of the shares in your account by providing the Plan Administrator with written, signed transfer instructions. Signatures of all registered shareholders must be Medallion Guaranteed by a financial institution participating in the Medallion Guarantee program. To obtain transfer request forms, please refer to the back cover of this document. These forms are also available on the Web site.
Service Fees
     There are no fees, commissions, or service charges of any kind for initial stock purchases, automatic investment, additional stock purchases, transfers of stock, dividend reinvestment, direct deposit of dividends, or issuance of stock certificates. The only charge associated with the Plan is a minimal brokerage commission for the sale of stock. As of the date of this prospectus, the brokerage commission for the sale of stock is approximately $0.05 per share.
Withdrawal From the Stock Purchase Plan
     You can terminate your participation in the Plan either by completing and returning the appropriate section of the form included on your account statement, by providing written, signed notice to the Plan Administrator, or on our Web site. You can terminate either by selling all of your shares or by requesting a certificate for all of your whole shares and a check for the market value of your fractional share or by requesting to have your shares transferred to the Direct Registration System (“DRS”). If a certificate or check is to be issued in a name(s) other than the name(s) on your account, your written request, signed by all owners, must be Medallion Guaranteed by a financial institution participating in the Medallion Guarantee program.
Additional Information
•	Any shares resulting from a stock split or stock dividend paid on shares held in your Plan account will be credited to your account in book-entry form. In the event of a rights offering, you will receive rights based on the total number of whole shares in your account.

•	We will make available to you a proxy statement in connection with each meeting of our shareholders, along with an opportunity to vote the shares in your Plan account. Your proxy, when properly submitted, will be voted as you indicate. Your shares will not be voted unless you vote them.

•	We reserve the right to suspend, modify or terminate the Plan at any time. All participants will receive notice of any such suspension, modification or termination. If we terminate the Plan, certificates for whole shares held in your account will be issued and a cash payment will be made for any fractional share.

•	We participate in the DRS. Participants in the Plan may choose to have their direct registration/book-entry shares electronically delivered to or from their brokerage accounts. Participants in the Plan participating in the DRS can authorize their broker/dealer to request electronic movement of their book-entry shares. To effect such transactions, brokers will need to include the following information: The CMS Energy account number; social security or taxpayer identification number of the participant; the registered name(s) on the DRS account and the number of DRS shares to be delivered. We will honor such requests from any broker participating in the DRS.

EMPLOYEE PAYROLL DEDUCTION
     Our employees (including part-time employees, but not temporary or contract employees) and employees of our subsidiaries who participate in the Plan can invest through the Plan by submitting an “Employee Payroll Deduction Authorization Form.” The Employee Payroll Deduction Authorization Form authorizes the Plan to make payroll deductions of at least $6.25 per pay period for employees paid weekly and at least $12.50 per pay period for employees paid semimonthly and to use the deductions for the purchase of CMS common stock pursuant to the Plan. Employees may, at any time, increase or decrease, within the above limits, the amount of the deduction by notifying the Plan Administrator at the address on the back cover of this document. Payroll deduction authorizations previously provided remain in effect unless the Plan Administrator is otherwise notified.
     All other aspects of the Plan apply to employees.
U.S. FEDERAL INCOME TAXATION
     The following discussion relates to certain federal income tax consequences if you participate in the Plan. The full effect upon you will depend upon your individual circumstances. We suggest you discuss this material, as well as the impact of state and local taxes, with your tax advisor.
     You will be required to include in your gross income for federal income tax purposes (1) amounts equal to any dividends reinvested through the Plan as if you had directly received the cash and (2) any gains realized from selling your shares. You will have no taxable income upon the purchase of shares under the Plan. You will not realize taxable gain or loss upon deposit of shares into the Plan or the withdrawal of whole shares from the Plan.
     Dividends
     Generally, dividends will be taxable to you as ordinary income to the extent of our current or accumulated earnings and profits for federal income tax purposes. The amount of any dividends in excess of earnings and profits will be a return of capital and, as such, would not be taxable as ordinary income. In the event of a return of capital distribution, we will provide you with reports that will indicate that we have made a return of capital distribution during the year. If you receive a return of capital dividend, you must reduce the tax basis of the share on which the dividend is paid by the amount of the dividend that is a return of capital. If the amount that is a return of capital exceeds the tax basis, the excess must be reported as capital gains.
     Dividends paid in taxable years beginning before 2011 are eligible for a reduced rate of federal income taxation for individuals (not exceeding 15%), provided that the dividend is paid with respect to shares held for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date, the individual is not obligated to make related payments with respect to substantially similar or related property, and certain other conditions are met. In the absence of legislative action, however, the reduced rate will sunset, and dividends paid in taxable years beginning after 2010 will be taxable at regular income tax rates.
     Starting in 2013, investment earnings, such as dividends and gains from CMS common stock will be subject to a 3.8% Medicare tax in the hands of individuals having adjusted gross income in excess of $200,000 ($250,000 in the case of joint returns). The same tax will apply in the case of certain trusts and estates.
     Gains
     You will recognize gain or loss when you sell shares or receive cash for your fractional shares. The gain or loss will be equal to the difference between the amount received for the shares or a fractional share (less any brokerage commissions) and your tax basis in the shares sold. Gain or loss will generally be a capital gain or loss, and such capital gain or loss will be long-term or short-term, depending on your holding period.
     The statements you receive from us are your continuing record of the cost of your purchases and should be retained for tax purposes. Starting in 2012, when shares acquired after 2011 are sold, we will be required to report to you the basis and holding period of those shares on IRS Form 1099-B.
     Withholding
     If you fail to furnish a properly completed Form W-9 or its equivalent, then the “backup withholding” provisions of the Internal Revenue Code will cause us to withhold the required tax from any dividends or sales proceeds.

     Investors who are citizens or residents of a country other than the United States are generally subject to a withholding tax on any dividends paid. We are required to withhold from dividends the appropriate amount determined in accordance with Internal Revenue Service regulations. Where applicable, this withholding tax is determined by treaty between the United States and the country in which the investor resides. Starting in 2013, dividends payable to citizens or residents of a country other than the United States will be subject to special reporting rules referred to as “FATCA.” If these rules are not complied with, such dividends will be subject to withholding tax at a rate of 30% notwithstanding a treaty that provides for a lower rate.
CMS ENERGY CORPORATION
     The following description of our business does not purport to be comprehensive. You should read the documents incorporated by reference in this document before making an investment decision. For additional information concerning CMS Energy and our subsidiaries’ business and affairs, including our capital requirements and external financing plans, pending legal and regulatory proceedings and descriptions of certain laws and regulations to which those companies are subject, you should refer to the incorporated documents (see “Where You Can Find More Information” and “Documents Incorporated by Reference” below).
     CMS Energy is an energy holding company operating through subsidiaries in the United States, primarily in Michigan. Its two principal subsidiaries are Consumers Energy Company (“Consumers”) and CMS Enterprises Company (“Enterprises”). Consumers is a public utility that provides electricity and/or natural gas to almost 6.5 million of Michigan’s 10 million residents and serves customers in all 68 counties of Michigan’s lower peninsula. Enterprises, through various subsidiaries and certain equity investments, is engaged primarily in domestic independent power production. CMS Energy manages its businesses by the nature of services each provides and operates principally in three business segments: electric utility, gas utility, and enterprises.
RISK FACTORS
     Before acquiring any of the securities that may be offered by this prospectus, you should carefully consider the risks discussed in the sections of CMS Energy’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 1, 2010 entitled “Risk Factors” and “Forward-Looking Statements and Information”, as updated by the sections of CMS Energy’s Forms 10-Q for the quarter ended March 31, 2010 filed with the SEC on April 23, 2010, the quarter ended June 30, 2010 filed with the SEC on July 28, 2010 and the quarter ended September 30, 2010 filed with the SEC on October 28, 2010 entitled “Risk Factors” and “Forward-Looking Statements and Information”, which are incorporated by reference in this prospectus. You should also carefully consider all of the information contained or incorporated by reference in this prospectus or in any prospectus supplement before you invest in the registrant’s securities. See “Where You Can Find More Information” below.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed with the SEC a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered in this prospectus. We have not included certain portions of the Registration Statement in this prospectus as permitted by the SEC’s rules and regulations. Statements in this prospectus concerning the provisions of any document filed as an exhibit to the Registration Statement are not necessarily complete and are qualified in their entirety by reference to such exhibit. For further information, you should refer to the Registration Statement and its exhibits.
     CMS Energy is subject to the informational requirements of the Securities Exchange Act of l934, as amended (the “Exchange Act”), and therefore files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the Registration Statement (with exhibits), as well as the reports and other information filed by the registrant with the SEC, at the SEC’s Public Reference Room at its principal offices at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling 1-800-SEC-0330. Information filed by us is also available at the SEC’s Internet site at www.sec.gov. You can find additional information about us on CMS Energy’s website at www.cmsenergy.com. The information on this website is not a part of this prospectus.
     You should rely only on the information incorporated by reference or provided in this prospectus or in any prospectus supplements. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.
DOCUMENTS INCORPORATED BY REFERENCE
     The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus. Later information that we file with the SEC (other than Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 of Form 8-K) will automatically update and supersede this information. The registrant incorporates by reference into this prospectus the documents listed below and any future filings (other than Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 of Form 8-K) that the registrant makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offerings contemplated by this prospectus are terminated.
CMS ENERGY
•	Annual Report on Form 10-K for the year ended December 31, 2009

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010

•	Current Reports on Form 8-K filed January 14, 2010, February 10, 2010, March 24, 2010, April 1, 2010, May 19, 2010, May 26, 2010, August 16, 2010, September 7, 2010, September 23, 2010, September 30, 2010, October 20, 2010, October 22, 2010, November 5, 2010 and November 19, 2010
     We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. We will provide this information upon written or oral request at no cost to the requester. You should direct your requests to:
CMS Energy Corporation
Attention: Investor Services
One Energy Plaza
Jackson, Michigan 49201
Telephone: 517-788-1868
SAFE HARBOR STATEMENT UNDER THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     This prospectus, any related prospectus supplement and the documents that we incorporate by reference herein and therein may contain statements that are statements concerning our expectations, plans, objectives, future financial performance and other items that are not historical facts. These statements are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward looking statements. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the registrant is filing herein or incorporating by reference cautionary statements identifying important factors that could cause its actual results to differ materially from those projected in forward looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) made by or on behalf of the registrant. Any statements that express or involve discussions as to expectations, beliefs, plans, objectives, assumptions or future events, performance or growth (often, but not always, through the use of words or phrases such as “may”, “could”, “anticipates”, “believes”, “estimates”, “expects”, “intends”, “plans”, “forecasts” and similar expressions) are not statements of historical facts and are forward looking. Forward looking statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in the forward looking statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the important factors described in the sections of CMS Energy’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 1, 2010 entitled “Risk Factors” and “Forward-Looking Statements and Information”, as updated by the sections of CMS Energy’s Forms 10-Q for the quarter ended March 31, 2010 filed with the SEC on April 23, 2010, the quarter ended June 30, 2010 filed with the SEC on July 28, 2010 and the quarter ended September 30, 2010 filed with the SEC on October 28, 2008 entitled “Risk Factors” and “Forward-Looking Statements and Information”, that could cause the registrant’s actual results to differ materially from those contained in forward looking statements of the registrant made by or on behalf of the registrant.
     All such factors are difficult to predict, contain uncertainties that may materially affect actual results and are beyond the control of the registrant. You are cautioned not to place undue reliance on forward looking statements. Any forward looking statement speaks only as of the date on which such statement is made, and the registrant undertakes no obligation to update any forward looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for the registrant’s management to predict all of such factors, nor can such management assess the impact of each such factor on the business of the registrant or the extent to which any factor, or combination of factors, may cause actual results of the registrant to differ materially from those contained in any forward looking statements.
USE OF PROCEEDS
     Shares purchased for Plan participants with reinvested cash dividends and other investments will, at our option, be either shares newly issued by us or shares purchased in the open market by the independent agent. When newly issued shares are used, we will use the proceeds for general corporate purposes.

LIMITATION OF LIABILITY
     If you choose to participate in the Plan, neither we nor the Plan Administrator can assure you of a profit or protect you against a loss on the shares that you purchase under the Plan. We, the Plan Administrator, and any independent agent will not be liable for any act done in good faith or for the good faith omission to act in connection with the Plan. This limitation of liability does not constitute a waiver by any participant of his or her rights under the federal securities laws.
     Although the Plan provides for the reinvestment of common stock dividends, the declaration and payment of common stock dividends will continue to be determined by our board of directors at its discretion, depending upon future earnings, the financial condition of our company, and other factors. The amount and timing of common stock dividends may be changed, or the payment of dividends terminated, at any time without notice. This prospectus supersedes all prior prospectuses relating to the Plan.
LEGAL OPINION
     Opinion as to the legality of the securities offered herein has been rendered for CMS Energy by Shelley J. Ruckman, Esq., Assistant General Counsel for CMS Energy.
EXPERTS
     The consolidated financial statements and schedules of CMS Energy Corporation as of December 31, 2008 and 2009 and for each of the three years in the period ended December 31, 2009 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to CMS Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

CMS Energy Corporation

Stock Purchase Plan

Investor Services
One Energy Plaza
Jackson, MI 49201
CMS Energy Web Site: www.cmsenergy.com/shareholder
(Secure Web forms are available on this Web site.)
Enroll Online: Click on “Shareholder Services” at www.cmsenergy.com
E-mail: invest@cmsenergy.com
Telephone: 517.788.1868
Fax: 517.788.1859